Matthews International Funds

and

HMC Partners

_____________________________________

Matthews Asia Funds (US)

Distribution Agreement
_____________________________________

This Distribution Agreement (this “Agreement”) is made as of May 17, 2011 between Matthews International Funds, d/b/a Matthews Asia Funds (the “Trust”) on behalf of each of its series listed on Annex A hereto (collectively, the “Funds”); and HMC Partners (the “Distributor”); and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the Funds, and Distributor, the “Parties”).

Recitals

(A)
The Trust is a statutory trust organized under the laws of the State of Delaware, United States of America and registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an series-type investment company.

(B)
The Distributor is an exempted company limited by shares organized under the laws of the Cayman Islands, with its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

(C)
Matthews is a limited liability company formed under the laws of the State of Delaware, United States of America, is registered under the Investment Advisers Act of 1940, as amended, is the investment manager of each of the Funds and is a party to this Agreement for purposes of the payment of fees required by Section 5 and as elsewhere expressly provided;

(D)
The Trust wishes to appoint the Distributor to perform certain duties in relation to the promotion and sale of Shares (as defined below) in the Relevant Jurisdictions (as defined below) and the Distributor has agreed to accept such appointment, on the terms and subject to the conditions of this Agreement.

Agreement

1. Definitions

1.1	Definition of Terms. In this Agreement (including the Recitals) except where the context otherwise requires the following terms shall mean:

Administrator	Means the administrator and transfer agent appointed by the Trust from time to time for any of the Funds.

Confidential Information
Means any non-public information (whether identified or marked as non-public or confidential) relating to the organization, finances, business, transactions or affairs of the Trust (including all of the Funds) or any of the Parties or any of their subsidiaries or affiliates, including but not limited to the terms of this Agreement and the identities of potential or actual Investors.

Distribution and Distribute	Means the promotion, marketing or sale of, or solicitation of offers to buy, Shares by the Distributor to Investors on the terms of this Agreement, and “Distribute” shall be construed accordingly.

Investors
Means those persons or entities to whom the Distributor promotes, markets or solicits investment, or intends to promote, market or solicit investment, in Shares in accordance with the terms of this Agreement.  See Annex B.

Local Regulation
Means any laws, regulations and conduct of business rules applicable to the Distribution of Shares or performance of this Agreement in each Relevant Jurisdiction, including (i) with respect to any Distribution of Shares in Peru, the Peruvian Securities Market Law approved by supreme Decree 093-2002 as may be modified, supplemented or amended from time to time; and (ii) with respect to any Distribution of Shares in Chile the Chilean Securities Act (Ley No. 18,045 de Mercado de Valores) as may be modified, supplemented or amended from time to time.

Local Regulator
Means (i) with respect to any Distribution of Shares in Peru, the Peruvian National Securities and Exchange Commission (Comisión Nacional Supervisora de Empresas Y Valores), (ii) with respect to any Distribution of Shares in Chile, the Superintendency of Securities and Insurances (Superintendencia de Valores y Seguros) and (iii) any other regulatory or supervisory authority that is empowered to approve the distribution of the Shares in the Relevant Jurisdictions and/or regulate and supervise the activities of the Distributor.

Offering Document
Means the Prospectus, Statement of Additional Information, Summary Prospectus or other document relating to the promotion, offer and/or subscription of Shares of the Funds, as the same may be modified, supplemented or amended from time to time.

Relevant Jurisdictions	Means Chile, Colombia and Peru and any other jurisdiction as agreed among the Parties from time to time.

Shares	Means any class of shares of any Fund being offered to potential Investors, issued pursuant to terms and conditions set out in the prospectus of the Fund.

Sub-Distributor	Means any person or legal entity engaged by the Distributor to promote, market or solicit investment in Shares in connection with a Distribution, including an introducing broker.

US Person	Means a resident of the United States, as reasonably determined by the Trust.

1.2           Interpretation. In this Agreement and any annex hereto:

(a)	Any reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa;

(b)
Reference to persons includes, as the context may require, reference to any legal person and to any body corporate, unincorporated association, partnership, unit trust, limited partnership, mutual fund or other collective investment scheme and the manager or trustee of any such collective investment scheme;

(c)
The headings are inserted for the convenience of reference only and shall not in any way form part of or affect or be taken into account in the construction or interpretation of any provision of this Agreement or any annex hereto; and

(d)
References to statutory provisions, regulations, notices shall include those provisions, regulations, or notices as amended, extended, consolidated, substituted, re-issued or re-enacted from time to time.

2. Appointment

2.1
The Trust hereby appoints the Distributor non-exclusively to Distribute Shares in the Relevant Jurisdictions to Investors who qualify in the manner necessary for the Funds and the Distributor to qualify under applicable exemptions from registration or qualification in the Relevant Jurisdictions.

2.2	This Agreement shall come into force upon the later of (a) its due execution and delivery by the Parties and (b) its requisite approval by the Board of Trustees of the Trust.

2.3	For the purposes of this Agreement, it is agreed by the Parties that:

(a)	The Distributor shall not be an employee, fiduciary or, save as expressly contemplated herein, agent of the Trust, any Fund or Matthews, and shall be deemed an independent contractor;

(b)
The Distributor shall not have any power to enter into any agreement, contract, transaction or arrangement on behalf of or in the name of the Trust, any Fund or Matthews, or otherwise have the authority in any way to bind any such entity;

(c)
The Distributor shall not have any right or authority to act for or represent the Trust, any Fund or Matthews, save as set out herein, nor have any right or authority to (i) assume or create in any way any obligation of any kind or to make any warranty or representation, expressed or implied, in the name or on behalf of the Trust, any Fund or Matthews,or (ii) hold itself out as having such powers;

(d)
All activities engaged in under the provisions of this Agreement by the Distributor shall be subject to the overall policies, directions and control of the Trust as notified to the Distributor by the Trust from time to time, and the Distributor shall at all times in the performance of its duties hereunder observe and comply with the provisions of the Offering Documents, constitutional documents of the Funds and the Local Regulations; and

(e)	The Trust will not issue certificates representing Shares of any Fund, but it or its agents will issue written confirmation of Share transactions as provided in the Funds’ prospectus.

2.4
Unless explicitly otherwise agreed in writing, nothing in this Agreement shall create, or be deemed to constitute, any partnership, joint venture or similar relationship among or between the Parties. The Distributor is not authorised to accept monies or securities on behalf of the Trust or any Fund.

3. Duties of the Distributor

3.1
During the continuance of this Agreement, the Distributor shall use reasonable efforts to promote the sale of and procure subscribers for the Shares in the Relevant Jurisdictions and shall advise, support and provide all reasonable commercial assistance to the Trust and Matthews in connection with the preparation and publication of the Offering Documents and any marketing, promotional or other documents necessary or desirable for the promotion of the Distribution. In particular, but without prejudice to the generality of the foregoing, the Distributor shall issue to such persons as the Distributor shall, with the consent of the Trust or Matthews, elect in the Relevant Jurisdictions, the Offering Documents and, as the case may be, the most recent annual and semi-annual accounts of the Funds and appropriate subscription documentation. The Distributor shall not offer the Shares or issue the Offering Documents or undertake any activities in respect of the Funds and the sale or promotion of Shares outside of the Relevant Jurisdictions. The Distributor shall use reasonable efforts to attend, if so requested by Matthews, meetings held by Matthews or a Fund for the discussion of marketing strategy and progress in respect of the sale of the Shares.

3.2
The Distributor shall advise Matthews concerning all commercial actions which it appears to the Distributor would be advantageous to the Funds in implementing the Distribution and promoting investment interest in the Funds and shall at all times keep Matthews fully and properly advised of the progress of the Distribution and of any matters or acts which may be desirable in connection with the Distribution.

3.3	The Distributor shall promptly forward to the Administrator the completed subscription application forms received by it on behalf of an Investor.

3.4
The Distributor shall advise the Administrator of all redemption requests received by the Distributor and shall promptly forward to the Administrator any redemption requests, any certificates evidencing such Shares and other relevant documentation received from an Investor.

3.5
The Distributor shall not make or purport to make any representation or give or purport to give any warranty on behalf of Trust, any Fund or Matthews without the prior consent in writing of such Party or as contained in the Offering Documents.

3.6	The Distributor shall advise Matthews forthwith of any notifications or filings it is required to make or other obligations it has from time to time under the Local Regulations.

3.7
The Distributor shall conduct a review of the Local Regulations in connection the Distribution of the Shares in the Relevant Jurisdictions and the Distributor shall confirm whether the Shares or the Funds are required to be registered with a Local Regulator or whether any notice to any Local Regulator is appropriate in connection with the Distribution of the Shares. To the extent that Distributor determines that any registration, notice or other action with respect to a Relevant Jurisdiction is necessary or appropriate, Distributor shall promptly inform the Trust and Matthews and cooperate with the Trust and Matthews in obtaining such registration or giving such notice.

3.8	The Distributor shall not offer Shares for sale or subscription:

(a)	Otherwise than in the Relevant Jurisdictions and then only in accordance with Local Regulations; and

(b)	Except with the prior written consent of the Trust, not to any US Person.

3.9
Where Local Regulations impose numerical limits on Distributions effected on a private placement basis, the Distributor shall provide the Trust and Matthews with (i) written confirmation of the applicable numerical limits for the Relevant Jurisdictions; and (ii) prior written notification of each Distribution that the Distributor intends to effect on a private placement basis in Relevant Jurisdictions where such numerical limits apply.

3.10
As requested by the Trust or Matthews, the Distributor shall promptly notify the Trust and Matthews of any proposed Distribution and provide such details in relation to its activities and/or the relevant Investors (including the identity thereof) as the Trust or Matthews shall reasonably request.

3.11
The Distributor shall comply with the policies and procedures specified in the Offering Documents, and the terms and conditions relating to the promotion of the Funds and issue and sale of the Shares, whether attached to sales documentation issued by a Fund (including, without limitation, the relevant Offering Document) or by any directions of a Fund notified to the Distributor by the Trust or its agents, or imposed by the Local Regulations or the law or any additional regulations of the country in which any Investor or potential Investor in the Funds or the Shares is resident, or of which such Investor is a citizen or national. In particular, but without limitation, the Distributor shall not promote a Fund or procure or seek to procure subscriptions for Shares from any person (whether an individual, firm or corporation) which is ineligible by reason of nationality or otherwise, to invest in a Fund.

3.12
The Distributor shall, and shall procure that any Sub-Distributor shall, upon request by the Trust or Matthews, provide the Trust or the Administrator (as the case may be) with such available information and assistance as the Trust, Matthews or the Administrator (as the case may be) may reasonably request to satisfy itself as to the identity and/or source of funds of any applicant for Shares, or of any Investors.

3.13
The Distributor will only engage in solicitations with Investors and promote the sale of, and procure subscriptions for Shares, through offering materials supplied by the Trust. Distributor acknowledges and agrees that the Funds may be required to file offering materials with FINRA and that the Distributor uses marketing materials other than those provided by the Trust, only with the prior written approval of the Trust.

3.14
The Distributor shall not (without the prior written consent of Matthews) use the name or marks, refer to, or identify Matthews or any subsidiary or affiliate in publicity releases, promotional or marketing materials, announcements, customer listings, testimonials or advertising. For the avoidance of doubt, the Distributor may make fair use of the Matthews trademark or name solely for the purpose of identifying the Funds without Matthews’ permission provided the Distributor follows standard trademark usage practices as prescribed by United States law and provides proper attribution.

3.15	To the extent relevant to the exercise of its duties under this Agreement, the Distributor shall comply with any applicable requirement or duty to treat Investors fairly.

3.16
The Distributor will not, without the prior written consent of the Trust, in connection with a Distribution, appoint, or offer or promote any Fund or Shares through, any Sub-Distributors. In any case where such consent is granted, the Distributor shall procure that the Sub-Distributors will comply with the obligations of the Distributor under this Agreement and any such appointment will terminate automatically on termination of this Agreement. The Distributor will remain liable for the acts and omissions of any Sub-Distributor as if such acts or omissions were its own.

3.17
If at any time during the term of this Agreement, any Party becomes aware that it is or may be, or (in the case of the Distributor) a Sub-Distributor is or may be, in violation of any Local Regulations or the terms of this Agreement, including the representations, warranties and indemnities given herein, that Party shall immediately take all appropriate steps to remedy such violation and comply with the Local Regulations and this Agreement in all respects. Further, the Distributor shall establish and maintain all proper records in connection with the Distribution (particularly, but without limitation, accounting records) required by any law, code of practice or corporate policy applicable to it from time to time.

3.18	The Distributor agrees that it shall not offer products issued by it that are linked to any Shares or the Funds.

4. Undertakings, Representations and Warranties

4.1	Each Party hereby represents, warrants, agrees and undertakes to the other Party (on the date hereof and upon each Distribution) that:

(a)	This Agreement duly executed and delivered by it constitutes a legal, valid and binding agreement, enforceable in accordance with its terms;

(b)
The execution of this Agreement and the Parties’ performance of their obligations and any Distribution or other activities in connection with a Distribution contemplated hereunder are within its corporate powers, and are lawful under Local Regulations and under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that any Distribution will not contravene any such law, rule, regulation or regulatory policy applicable to it;

(c)
No permit, consent, approval or authorization of, or declaration to, or filing with, the Local Regulations or any other governmental or regulatory authority, regulated trading market, or stock exchange (other than any already obtained or made) is required in connection with the execution, delivery and performance of its obligations under this Agreement or the Distribution as contemplated by this Agreement; and

(d)	The execution, delivery and performance by it of this Agreement will not conflict with or cause a breach under any other agreement to which it is party.

(e)	The Distributor is the only Party making any representation or warranty under this Section 4 concerning Local Regulations.

4.2	In addition the Distributor hereby represents, warrants, agrees and undertakes to the Trust and Matthews (on the date hereof and upon each Distribution) that:

(a)
Distributor has been duly organized under the laws of the Cayman Islands, and warrants that it will cause any subsidiary, affiliate or Sub-Distributor that is to perform any service to the Trust, any Fund, or Matthews in connection with this Agreement to be duly organized under the laws of the jurisdiction of its formation, and each has the corporate power and authority to conduct its business as provided in this Agreement;

(b)
Distributor has the power and authority to enter into this Agreement and this Agreement has been duly executed and delivered by Distributor and constitutes its valid and binding Agreement, enforceable in accordance with its terms;

(c)
The execution, delivery and performance of this Agreement by Distributor and performance by Distributor of the terms of this Agreement do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the violation of, any material agreement, instrument, obligation, statute, writ, judgment or decree to which it is a party or is subject;

(d)
It is, and agrees that it will be at all times with respect to this Agreement, appropriately licensed by the Local Regulations in such other country of its domicile than the Relevant Jurisdictions, as necessary;

(e)	It has not offered, sold or effected a placement of, and will not offer, sell or effect a placement of, the Shares save upon the terms of this Agreement;

(f)
It has taken all reasonable steps to establish whether a registration of the Shares in each Relevant Jurisdiction is required under Local Regulations and hereby represents that no such registration is required;

(g)
No permit, consent, approval or authorization of, or declaration to, or filing with, the Local Regulations or any other governmental or regulatory authority, regulated trading market, or stock exchange (other than any already obtained or made) is required in connection with the execution, delivery and performance of its obligations under this Agreement or the Distribution as contemplated by this Agreement;

(h)	The Distributor further acknowledges that the Trust has acted in reliance upon the Distributor in not taking steps to register the Shares with any Local Regulator;

(i)
It will comply with Local Regulations and will obtain any license, consent, approval or permission that is required for the offer, purchase, sale, marketing or Distribution thereof by it, and procure the same in relation to any Sub-Distributor, under the laws and regulations in force in each Relevant Jurisdictions or the jurisdiction of the Sub-Distributor, if different;

(j)	It will not, without obtaining the prior written consent of the Trust and Matthews, list, attempt to list, or otherwise takes steps to qualify Shares for sale in any jurisdiction;

(k)
It has not, directly or indirectly, offered, sold or delivered and will not, directly or indirectly, offer, sell or deliver any Shares or distribute or publish any prospectus, application form, offering circular, advertisement or other offering material in any country or jurisdiction other than the Relevant Jurisdictions;

(l)
It has not received and will not receive from any person (including the Trust and Matthews) any inducement or other payment that would in any way impair its duty to act in the best interests of its client;

(m)
It will make appropriate disclosures to its clients and, as the case may be, to any Local Regulator (including, but not limited, disclosure of any inducements and/or fees arrangements, including Distribution Fees);

(n)	It has the appropriate knowledge, experience and expertise in distributing products of the same kind as the Shares and that it is competent to Distribute the Shares;

(o)	It will circulate information promptly provided by the Trust to the Investors who have invested in Shares and are known to the Distributor, if such circulation is requested by the Trust;

(p)	It understands the nature of the Shares, the risks associated with any investment therein, and any possible tax, accounting or regulatory implications of such an investment;

(q)
It has in place adequate procedures, or will have taken adequate steps, to: (a) determine the suitability of the Shares as an investment for any Investor; and (b) inform such Investor of the risks associated with an investment in the Shares (including, without limitation, the restrictions on the offer, sale and delivery of the Shares under the Local Regulations or otherwise);

(r)
It has in place adequate procedures to comply, and it will comply, with all relevant and applicable laws and regulations (including but not limited to the Local Regulations) applicable to its activity under this Agreement;

(s)
Neither it nor any of its officers, directors, employees, affiliates or agents shall act or omit to act in a way which, in the reasonable opinion of Matthews, would or might prejudice or bring into disrepute in any manner the business or reputation of the Trust, any Fund or Matthews.

5. Distribution Fees and Expenses

5.1
In consideration for the services provided by the Distributor under this Agreement the Distributor shall be entitled to be paid such distribution fee as the Parties may agree from time to time (the “Distribution Fee”). The Distribution Fee shall be payable by Matthews out of its own resources (including any management fee paid to it by the Fund). The Distribution Fees will be accrued at the time of the acceptance of an Investor’s subscription by the Fund (subject to adjustment for any subscription proceeds not timely received) and will be paid in the manner and at the times as the Parties may agree from time to time.

5.2	The Distributor shall be responsible for all its own expenses.

5.3	The Distributor is aware that pursuant to applicable law, the Trust may periodically be required to disclose any fees paid to the Distributor.

6. Conflicts of Interest

Nothing in this Agreement shall preclude the Distributor or any of its subsidiaries or affiliates from promoting, marketing, distributing or offering for sale or subscription any shares or units in any collective investment scheme or company, trust, partnership or other entity in respect of which it is appointed to provide such services, and neither the Distributor nor any such subsidiary or affiliate shall be liable to account for any profit earned or other benefit arising therefrom; provided that the performance of its duties under this Agreement are not materially impaired thereby and provided further that for a period of twenty-four (24) months following approval by the Comisión Clasificadora de Riesgo of any of the Funds for investment by any Chilean pension fund, the Distributor shall not promote, market, distribute or offer to Investors listed on Annex B shares or units in any investment product whose investment objective is to invest the majority of investable assets into publicly listed equity securities of companies (i) organized under the laws of an Asian-Pacific Country (as defined below); (ii) that derives at least 50% of its revenues or profits from goods produced or sold, investments made, services performed, or has at least 50% of its assets located within an Asian-Pacific Country; (iii) has the primary trading markets for its securities in an Asian-Pacific Country; or (iv) is a governmental entity or an agency, instrumentality or a political subdivision of an Asian-Pacific Country. For purposes of this Agreement, “Asian-Pacific Country” includes Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Pakistan, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand,  Vietnam, and any other country in the Asian-Pacific region. Distributor hereby represents and warrants that it has measures in place to avoid any conflicts of interest or to manage such conflicts in a way that ensures fair treatment for the Funds. Neither the Distributor nor any such subsidiary or affiliate shall be deemed to have received notice of, or to be under any duty to disclose to the Fund, any fact or thing which may come to the notice of the Distributor or any of its subsidiaries or affiliates in the course of, or in connection with, the Distributor or such subsidiary or affiliate rendering such services to any other collective investment scheme or company, trust, partnership or other entity except to the extent that fact or thing constitutes a breach of Distributor’s obligations under this Agreement.

7. International Efforts to Curb Money Laundering

7.1
Each Party acknowledges its obligation to comply with applicable money laundering regulations. Distributor represents and warrants that during the term of this Agreement it shall adopt and maintain policies and procedures that are reasonably designed to comply with the (i) anti-money laundering; (ii) know your client; and (iii) identification of and monitoring relationships with politically exposed persons provisions of applicable law; and shall maintain records related to such procedures for period as may be required under applicable law (“Required AML Records”). Distributor represents and warrants that during the term of this Agreement it shall provide to the Trust or its agents upon reasonable request, and to any competent authority or court of relevant jurisdiction upon request, with Required AML Records.

7.2
Distributor shall assist Matthews, the Trust and the Fund’s custodian and Administrator in requesting information about an Investor or source of funds to be used to purchase Shares and in monitoring unusual transactions. Distributor acknowledges that the Funds’ custodian and Administrator may refuse to effect a purchase of the Shares in such cases where it believes that law or regulation obliges it to do so. In such cases, Matthews shall have no obligation to pay any Distribution Fee with respect to such Investor.

8. Standard of Care and Indemnification

8.1
Distributor shall be liable for any (i) breach of this Agreement; (ii) a violation of or non-compliance with Local Regulations; and (iii) the negligent, willful, fraudulent or bad faith performance or non-performance of its obligations under this Agreement by Distributor, its directors, officers, employees, agents subsidiaries or affiliate, or any Sub-Distributors.

8.2
Distributor shall indemnify and keep indemnified, and hold harmless each of the Trust, the Funds and Matthews (and each of their directors, partners, employees, officers and agents) from and against any and all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including reasonable legal and professional fees and expenses arising therefrom or incidental thereto, including court costs) that may be made or brought against or suffered or incurred by the Trust, the Funds or Matthews (and each of their directors, partners, employees, officers and agents) arising out of, or in connection with, any (i) breach of this Agreement by Distributor, including any representation, warranty, covenant or undertaking of Distributor hereunder; (ii) any violation of Local Regulations; and (iii) the negligent, willful, fraudulent or bad faith performance or non-performance of its duties or obligations hereunder by Distributor, its directors, officers, employees, agents subsidiaries, affiliates or any Sub-Distributors.

8.3
Distributor shall promptly send to the Trust and Matthews any notices of claims, summonses or writs that it receives from third-parties in relation the Trust, the Funds, or Matthews, and shall admit no liability of any kind, shall give no undertaking, make any offer, promise or payment, incur any legal expenses in relation to any such claim, summons or writ without the written consent of the Trust, the Funds or Matthews (as appropriate), which shall be entitled, if it so desires to take over and conduct, at its own expense, the defense of any action or to prosecute any claim for indemnity or damages or otherwise against any third-party.

8.4
The Trust and Matthews shall indemnify and keep indemnified and hold harmless the Distributor (and its directors, employees, officers and agents) from and against any and all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including reasonable legal and professional fees and expenses arising therefrom or incidental thereto, including court costs) that may be made or brought against or suffered or incurred by Distributor (or any of its directors, employees, officers or agents) arising out of or in connection with any (i) breach of this Agreement by the Trust or Matthews, including any representation, warranty or covenant of the Trust or Matthews hereunder; (ii) any violation of applicable laws and regulations; and (iii) the negligent, willful, fraudulent or bad faith performance or non-performance of its duties or obligations hereunder by the Trust or Matthews, or any of their directors, officers, employees, or agents.

9. Notices and Communications

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be given by being personally delivered, or sent by pre-paid registered post, or by facsimile or e-mail transmission to the requisite Party, at its address as follows:

If to the Trust or Matthews:

Matthews International Capital Management, LLC
Four Embarcadero Center, Suite 550
San Francisco, CA 94111
United States
Attn:          General Counsel
Fax:           1(415) 984-4550

If to Distributor:

HMC Partners
Av. Presidente Kennedy 5735, 9th floor, no 900 Zip Code 7560356
Las Condes Santiago Chile
Attn:        Felipe Held Abomohor
Fax          562-342 25 99

Any notice under this Agreement sent by facsimile transmission or e-mail or delivered personally shall, in the case of facsimile transmission or e-mail, be deemed given when dispatched and, in the case of personal delivery, shall be given when delivered, and any notice sent by registered post shall be deemed to be given four (4) days after posting. Either Party may change its address set forth above by giving notice to the other Party in accordance with the provisions of this Section.

10. Term and Termination

10.1	This Agreement shall continue in full force unless terminated pursuant to this Section 10.

10.2	Any Party may terminate this agreement at any time upon ninety (90) days’ prior written notice to the other Parties hereto.

10.3	This Agreement shall terminate automatically upon any of the following:

(a)	The termination of the appointment of Matthews as investment manager to any Fund;

(b)
The Distributor ceasing to be appropriately licensed, or hold any necessary permit, consent, approval or authorization, in order properly and lawfully to perform its obligations hereunder and Distribute Shares.

10.4
Any Party hereto may terminate this Agreement at any time forthwith by notice in writing to the other Party hereto if such other Party (the “Defaulting Party”) shall at any time during the continuance of this Agreement:

(a)
Commit any material breach of this Agreement (including a breach of Section 6 hereof) or commit persistent breaches of this Agreement which is or are either incapable of remedy or have not been remedied within thirty (30) days of the other Party serving notice upon the Defaulting Party requiring it to remedy same;

(b)	Be incapable of performing its obligations or duties hereunder;

(c)	Be unable to pay its debts as they fall due or otherwise become insolvent or enter into any composition or arrangement with or for the benefit of its creditors or any class thereof;

(d)	Be the subject of any petition for the appointment of an examiner, administrator, trustee, official assignee or similar officer appointed to it or in respect of its affairs or assets;

(e)	Have a receiver appointed over all or any substantial part of its undertaking, assets or revenues;

(f)
Be the subject of an effective resolution for its winding up except in relation to a voluntary winding up for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the other Party; and

(g)	Be the subject of a resolution or a court order for its winding up.

10.5
In addition, the Trust or Matthews may terminate this Agreement forthwith by notice in writing to the Distributor if (i) the Distributor becomes subject to any warning, suspension, sanction or proceeding by a Local Regulator or any other regulatory or supervisory authority that may materially adversely affect its capacity to render the services agreed herein or (ii) the Distributor or any of its officers, directors, employees, affiliates or agents shall have by any act or omission that (in the reasonable opinion of Matthews) would or might prejudice or bring into disrepute in any manner the business or reputation of Matthews or the Trust.

10.6
Matthews and Distributor (together with Matthews Global Investors S.á r.l.) have entered into a Distribution Agreement dated as of the date hereof with respect to certain sub-funds of Matthews Asia Funds, a société d’investissement à capital variable (the “Luxembourg Distribution Agreement”). This Agreement shall terminate upon the termination of the Luxembourg Distribution Agreement unless the Parties agree in writing that this Agreement shall continue in full force and effect notwithstanding the termination of the Luxembourg Distribution Agreement.

10.7	Upon termination of this Agreement:

(a)
The Distributor shall be entitled to receive all fees and other moneys accrued and due up to the date of such termination (and a pro rata amount in respect of any period less than the period (if any) in respect of which fees otherwise accrue); and

(b)
The Distributor shall forthwith deliver to the Trust and Matthews upon receipt of notice from it or as it shall direct copies of all correspondence and records of all and every description relating to the affairs of a Fund that are in the Distributor’s possession or under the Distributor’s control and shall not be entitled to any lien in respect of any of the foregoing.

10.8	The termination of this Agreement shall be without prejudice to:

(a)	Any rights and obligations that may have accrued hereunder up to the date of such termination;

(b)	The survival of clauses 8, 13, 14 and 15 which shall remain in full force and effect; and

(c)	Matthews shall pay to the Distributor such Distribution Fees and other monies that may accrue after the termination of this Agreement as may have been agreed among the parties.

10.9
In the event that this Agreement is terminated pursuant to (i) Sections 10.3(b), 10.4(a), or 10.5 above; or (ii) pursuant to Section 10.6 above in connection with a termination of the Luxembourg Distribution Agreement as a result of Sections 10.3(b), 10.4(a), or 10.5 of that agreement, Matthews shall have no further obligation to pay Distributor the Distribution Fee or make any payment to Distributor under this Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to any Section of this Agreement other than 10.3(b), 10.4(a), or 10.5 above, the Distributor will be entitled to, and Matthews shall pay the Distribution Fee for a period of 6 months following the termination of this Agreement in the manner and at the times otherwise agreed to by the Parties from time to time.

11. Assignment and Amendment

11.1	No Party may assign any of its rights, obligations, or responsibilities under this Agreement without the prior written consent of the other Parties.

11.2	The Distributor shall not delegate any of its functions, powers or duties hereunder save as expressly provided herein.

11.3	No provision of this Agreement may be changed, waived, discharged or discontinued, except by an instrument in writing signed by the parties hereto.

12. Entire Agreement

This Agreement, together with any agreement regarding the Distribution Fee is the sole agreement between the Parties with respect to the subject matter hereof, and supersedes all prior drafts, undertakings, representations, warranties, agreements of any value, whether oral or written relating thereto. This Agreement may be signed in counterparts, all of which taken together shall constitute one instrument. This Agreement may be amended or supplemented only by the written agreement of the Parties.

13. Confidentiality

13.1
Save as may be required by law or by any competent regulatory authority or agency or otherwise provided for in this Agreement, each of the Parties hereto hereby covenants with and undertake with the other Party thereto to keep secret and confidential and not to disclose to any person any Confidential Information.

13.2
No public announcement shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement, nor shall any of its contents be made public in any way, directly or indirectly by either of the Parties without the prior written approval of the other Party in that regard. Neither of the parties hereto shall do nor commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of another Party or any director or partner of such Party.

13.3	Nothing in this section 13 shall prevent the disclosure of information by either Party by the auditors or legal or other professional advisers in the proper performance of their duties.

14. Third Parties

No person which is not a Party hereto shall have no rights to enforce any term of this Agreement.

15. Governing Law

15.1
This Agreement and any non-contractual obligations arising from or connected with it shall be governed by and this Agreement shall be construed in accordance with the laws of the state of California, United States of America.

15.2
The Parties irrevocably agree that the courts of California are to have jurisdiction to settle any dispute which may arise out of or in connection with this agreement and the Parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

16. Reservation of Rights

16.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

16.2
No failure to exercise nor any delay in exercising by either party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

16.3
No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

17. Severability

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

[Remainder of This Page Intentionally Blank. Signature Page Follows}

In Witness Whereof this Agreement was entered into as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS, D/B/A/ MATTHEWS ASIA FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

	/s/ John P. McGowan		/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Director	Title:	Chief Executive Officer
Date:	May 17, 2011	Date:	May 17, 2011

HMC PARTNERS

/s/ Ricardo Morales L.
Name:	Ricardo Morales L.
Title:	Director
Date:	May 17, 2011

ANNEX A
The Funds

Fund	Share Class	CUSIP	Ticker
Matthews Asia Dividend Income	Investor	577125107	MAPIX
Matthews Asia Pacific	Investor	577130867	MPACX
Matthews Pacific Tiger	Investor	577130107	MAPTX
Matthews China	Investor	577130701	MCHFX
Matthews India	Investor	577130859	MINDX
Matthews Korea	Investor	577130305	MAKOX
Matthews Asia Science and Technology	Investor	577130883	MATFX

Together with such other Funds upon which the Parties may agree from time to time.

1

ANNEX B
Approved Investors

I	Chile:
(a)	AFP Provida
(b)	AFP ING Capital
(c)	AFP Cuprum
(d)	AFP Habitat
(e)	AFP Planvital

II	Peru:
(a)	AFP Integra
(b)	AFP Prima
(c)	AFP BBVA Horizonte
(d)	AFP Profuturo

III	Colombia:
(a)	AFP ING
(b)	AFP BBVA Horizonte
(c)	AFP Porvenir
(d)	AFP Protección
(e)	AFP Colfondos
(f)	AFP Skandia

1